EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Unitholders
Western Gas Holdings, LLC (as general partner of Western Gas Partners, LP):

We consent to the incorporation by reference in the registration statements (No. 333‑193828) on Form S-3, (No. 333‑198436) on Form S-3, and (No. 333‑151317) on Form S-8 of Western Gas Partners, LP of our report dated May 26, 2016, with respect to the balance sheets of Springfield Pipeline LLC as of December 31, 2015 and 2014, and the related statements of operations, net investment by Anadarko, and cash flows for each of the years in the three-year period ended December 31, 2015, which report appears in the current report on Form 8-K/A of Western Gas Partners, LP dated May 26, 2016.

/s/ KPMG LLP

Houston, Texas
May 26, 2016